Exhibit 10.12

January 1, 2021

Parikshat Suri

640 Haven Dr

Barrington IL 60010

Dear Rick:

It's my pleasure to extend you an offer to join our team as the Chief Financial Officer. We are impressed with your hard work over the past several months believe you have what it takes to accompany us on our journey to bring bitcoin ATM to the world.

Regarding your compensation, your regular pay dates are semi-monthly, on the 15th and last day of each month. The details of your compensation are as follows:

•	$250,000 starting annual base compensation,
•	Health and Transit Benefits, as similar to other executives at Athena,
•	Personal Time Off, currently we do not track, and most executives take about 3-weeks per year,
•	Severance Pay Upon Termination Without Cause, in the event of termination without cause you shall be entitled to receive the lesser of 6-months of your base compensation or the duration of your employment, and
•	Incentive Stock Options on the common stock of GamePlan when such an equity incentive plan is offered and duly authorized.

You will be eligible to receive a target discretionary quarterly bonus of up to 50% of your base salary, based on the Company's performance, and your individual performance. Whether Athena awards bonuses for any given year, the allocation of the bonuses for Company and individual performance, and the amounts of such bonuses, if awarded, will be in the sole discretion of the Company as determined by its Board of Directors (the "Board"). If the Board approves payment of bonuses for any given quarter, the bonus amounts generally will be determined and paid within the first pay-period of the quarter based on the prior quarter's performance. To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus. If your employment terminates for any reason prior to the payment of the bonus, then you will not have earned the bonus and will not receive any portion of it.

Upon acceptance of this offer, you will receive your new hire paperwork via your email address. Please note that this employment offer is contingent on your satisfactory completion of all onboarding documents and agreements as well as completing and passing all reference, background, education, 1-9 and employment screens, checks and processes.

By signing below, you are certifying that you have not entered into any agreements with your previous employer that would in any way restrict the activities required to perform your job with Athena. In addition, please note that if you possess any confidential or proprietary information regarding your previous employer, we insist that you do not disclose or use such information in connection with your Athena employment.

Should you choose to accept this offer, please understand your employment/contract is at-will, meaning that you have the right to end your employment/contract with us at any time, for any reason or no reason, with or without cause or advance notice - and, of course, Athena has that same right. In addition, please note that, from time to time, Athena may need to change your assignments, positions and compensation levels to meet changing business needs and conditions.

We look forward to having you join the Athena team, and we'll be behind you each step of the way. Please contact me if you have any questions.

Congratulations and welcome to the Athena family.

Sincerely,

Eric Gravengaard	Rick Suri

/s/ Eric Gravengaard	/s/ Parikshat Suri
CEO